UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2018

AVID BIOSERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32839	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2642 Michelle Drive, Suite 200, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2018, Avid Bioservices, Inc. (the “Company”), announced the appointed of Daniel Hart as the Company’s Chief Financial Officer effective August 1, 2018. Mr. Hart, age 44, is a highly accomplished financial professional with two decades of experience in senior level positions with public and private companies spanning such areas as financial stewardship, accounting, and fundraising strategy, among others. In his role as Chief Financial Officer, he will be responsible for overseeing and managing all of the Company’s accounting and finance responsibilities.

Mr. Hart most recently served as Chief Financial Officer of ENO Holdings, Inc., a family of companies focused on the residential real estate market with offerings spanning brokerage, franchisor, property management, title and escrow services. While with ENO Holdings, he helped optimize the group’s accounting and finance department with a focus on establishing repeatable processes in the areas of financial statements, operating plans, cash forecasts and organization budgets. Prior to that position, Mr. Hart served as Senior Vice President, Chief Financial Officer and Assistant Secretary at SM&A, a $100 million private equity owned management consulting firm that was previously a Nasdaq-listed company. During his time at SM&A, which included several financial leadership positions of increasing responsibility, he was responsible for overseeing financial stewardship and played a central role in various financial transactions and corporate acquisitions. Mr. Hart also previously served as Corporate Controller for Biolase Technology, Inc., a Nasdaq-listed medical device manufacturer, helping the company complete a $52 million secondary offering and multiple corporate acquisitions. He earned a Bachelor of Science degree in accounting from California Polytechnic State University, San Luis Obispo.

There are no family relationships between Mr. Hart and any director or executive officer of the Company. Mr. Hart has not has engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K) with the Company.

Pursuant to his offer letter, Mr. Hart’s initial base salary is $385,000 per annum. Mr. Hart is also eligible to participate in the annual discretionary bonus plan for executive officers, with a target bonus percentage of up to forty-five percent (45%) of his annual base salary (prorated for the current fiscal year ending April 30, 2019). The Company has agreed that one-half of Mr. Hart’s fiscal year 2019 target bonus will be guaranteed. In addition, effective on his start date of August 1, 2018, Mr. Hart will be granted a stock option from the Company’s existing stock incentive plans to purchase up to an aggregate of 107,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on August 1, 2018. The stock option will vest in equal annual installments over a four (4) year period.

Mr. Hart is eligible to participate in all benefits plans or arrangements which are currently, or may in the future be, offered by the Company from time to time to its executive management employees, including accrued paid-time-off covering vacation and sick time benefits.

The Company and Mr. Hart intend to enter into a formal employment agreement providing for the above, as well as terms and conditions as are customary for other executive officers of the Company.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number

99.1 Press Release issued July 17, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID BIOSERVICES, INC.

Date: July 17, 2018	By: /s/ Roger J. Lias, Ph.D.
Roger J. Lias, Ph.D.
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued July 17, 2018.

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